Exhibit 99.1

Contact: Leah Stearns

Vice President, Investor Relations and Capital Markets

Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION PRICES SENIOR NOTES OFFERING

Boston, Massachusetts – August 14, 2013: American Tower Corporation (NYSE: AMT) (the “Company”) today announced the pricing of its registered public offering of senior unsecured notes due 2019 and 2024, in aggregate principal amounts of $750 million and $500 million, respectively. The 2019 notes will have an interest rate of 3.40% per annum and are being issued at a price equal to 99.911% of their face value. The 2024 notes will have an interest rate of 5.00% per annum and are being issued at a price equal to 99.888% of their face value. The net proceeds of the offering are expected to be approximately $1,238.7 million, after deducting underwriting discounts and estimated offering expenses. The Company intends to use the net proceeds from this offering to repay existing indebtedness incurred under the 2013 Credit Facility and/or other credit facilities, finance recently announced acquisitions and for general corporate purposes.

Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mizuho Securities USA Inc., Morgan Stanley & Co. LLC and TD Securities (USA) LLC are acting as joint book-running managers for the offering.

This press release shall not constitute an offer to sell or a solicitation to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering is being made only by means of a prospectus and related prospectus supplement, which may be obtained by visiting the Securities and Exchange Commission’s website at www.sec.gov. Alternatively, you may request these documents by calling Citigroup Global Markets Inc. at 1-800-831-9146, Merrill Lynch, Pierce, Fenner & Smith at 1-800-294-1322, Mizuho Securities USA Inc. at 1-866-271-7403, Morgan Stanley & Co. LLC at 1-866-718-1649 and TD Securities (USA) LLC at 1-855-495-9846.

About American Tower

American Tower is a leading independent owner, operator and developer of wireless and broadcast communications real estate. American Tower currently owns and operates over 56,000 communications sites in the United States, Brazil, Chile, Colombia, India, Germany, Ghana, India, Mexico, Peru, South Africa and Uganda.

Cautionary Language Regarding Forward-Looking Statements

This press release contains statements about future events and expectations, or “forward-looking statements,” all of which are inherently uncertain. The Company has based those forward-looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, statements regarding the Company’s expectations of the dollar amount to be received in net proceeds, the Company’s ability to complete the offering and the Company’s expectations for the use of proceeds from the offering. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include market conditions for corporate debt generally, for the securities of telecommunications companies and for the Company’s indebtedness in particular. For other important factors that may cause actual results to differ materially from those indicated in the Company’s forward-looking statements, we refer you to the information contained in the prospectus supplement for this offering and Item 1A of the Form 10-Q for the quarter ended June 30, 2013 under the caption “Risk Factors” and in other filings the Company makes with the Securities and Exchange Commission. The Company undertakes no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

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